HUTCHINSON TECHNOLOGY ADDS THOMAS R.VERHAGE
TO ITS BOARD OF DIRECTORS

MEDIA CONTACT:
Connie Pautz
Communications Director
Hutchinson Technology
320-587-1823

HUTCHINSON, Minn., April 21, 2006, — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) announced today that Thomas R. VerHage has been elected to the company’s board of directors.

VerHage, 53, is vice president and chief financial officer of Donaldson Company, Inc. (NYSE: DCI), a position he has held since March 2004. Donaldson is a leading worldwide provider of filtration systems and replacement parts. Prior to joining Donaldson, VerHage was a partner for Deloitte & Touche LLP. There, he served as the lead client service partner for a number of large multi-national manufacturing companies.

“Tom brings extensive financial management experience, a background in manufacturing and expertise in international business, corporate income tax issues and regulatory compliance,” said Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer. “We are pleased to have him join our board.” Fortun noted that VerHage is being added to the board as a part of ongoing board member succession planning and that he will serve on the audit committee.

VerHage began his career in 1976 with Arthur Andersen LLP. His responsibilities included lead client service and quality assurance partner for several global clients. In 2002, he joined Deloitte & Touche LLP.

VerHage graduated from the University of Wisconsin, Oshkosh, with a bachelor’s degree in business administration and earned his master’s of business administration degree from the University of Wisconsin, Madison.

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Hutchinson Technology, founded in 1965, is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

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